Exhibit 99.1
EZCORP COMPLETES ACQUISITION OF MISTER MONEY PAWN STORES
AUSTIN, Texas (May.17, 2011) — EZCORP, Inc. (Nasdaq: EZPW) announced today that it has completed the previously announced acquisition of fifteen Mister Money pawn stores located in Iowa, Wisconsin, and Illinois. The purchase price was paid in cash.
“With the addition of these stores, we continue to solidify and expand our presence in new and underserved areas,” said Eric Fosse, President of the company’s North American Operations. “Eleven of the acquired stores are in Iowa, which is an entirely new state for us and one we see as attractive for further expansion. Three stores are in Wisconsin and will complement our 35 EZMONEY loan stores in that state. The remaining store is in an area of Illinois in which we did not previously have a presence.”
“This acquisition brings the number of states in which we operate pawn stores to 16, compared to 12 at this time last year,” continued Mr. Fosse. “Strengthening our U.S. pawn presence, both through opportunistic acquisitions and new store expansion, remains an important component of our growth strategy.”
About EZCORP
EZCORP is a leading provider of specialty consumer financial services. It provides collateralized non-recourse loans, commonly known as pawn loans, and a variety of short-term consumer loans, including payday loans, installment loans and auto title loans, or fee-based credit services to customers seeking loans. At its pawn stores, the company also sells merchandise, primarily collateral forfeited from its pawn lending operations.
EZCORP operates more than 1,000 stores, including over 500 pawn stores in the U.S. and Mexico and over 500 short-term consumer loan stores in the U.S. and Canada. The company also has significant investments in Cash Converters International Limited (CCV.L and CCV.ASX), which franchises and operates a worldwide network of over 600 stores in 21 countries that provide financial services and sell pre-owned merchandise, and Albemarle & Bond Holdings PLC (ABM.L), one of the U.K.’s largest pawnbroking businesses with over 140 stores.
Special Note Regarding Forward-Looking Statements
This announcement contains certain forward-looking statements regarding the Company’s expected performance in future periods, including the anticipated impact of the newly acquired stores. These statements are based on the Company’s current expectations. Actual results for future periods may differ materially from those expressed or implied by these forward-looking statements due to a number of uncertainties and other factors, including changing market conditions in the overall economy and the industry, consumer demand for the Company’s services and merchandise and changes in the regulatory environment. For a discussion of these and other factors affecting the Company’s business and prospects, see the Company’s annual, quarterly and other reports filed with the Securities and Exchange Commission.
EZCORP Investor Relations
(512) 314-2220.